EXHIBIT 10.56

Pro Acquisition Corporation

c/o HD Supply, Inc.

3100 Cumberland Blvd., Suite 1700

Atlanta, GA 30330

August 10, 2007

Richard R. Fiechter

2455 Paces Ferry Road

Atlanta, Georgia 30339

Re:	Continued Employment with HD Supply, Inc. (Re-executed copy of original)

Dear Rich:

Reference is made to your letter agreement, dated as of June 5, 2007, with HD Supply, Inc., The Home Depot, Inc. and Home Depot U.S.A., Inc.

As you know, Pro Acquisition Corporation has entered into an agreement to acquire HD Supply, Inc., from The Home Depot, Inc. This letter confirms that, upon and subject to the closing of the acquisition, your employment as an at-will employee will continue on the same terms as those in effect prior to closing. Specifically, after closing (i) your base salary and target annual cash bonus opportunity will be not less than before closing, (ii) your principal place of employment will remain in the same metropolitan area, and (iii) you will report directly to Joe DeAngelo, HD Supply’s Chief Executive Officer.

In addition, upon and subject to the closing of the acquisition, you will be covered by a severance arrangement that provides a benefit of at least 12 months’ base salary continuation (at a rate not lower than your base salary on June 5, 2007).

We appreciate your service to HD Supply, and look forward to working with you in the future.

Very truly yours,

/s/ David A. Novak

Dave A. Novak

Co-President